Exhibit 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

STATE CORPORATION COMMISSION
BUREAU OF FINANCIAL INSTITUTIONS
RICHMOND, VIRGINIA

Written Agreement by and among

COMMUNITY BANKERS TRUST
CORPORATION
Glen Allen, Virginia

ESSEX BANK
Tappahannock, Virginia

FEDERAL RESERVE BANK
 OF RICHMOND
Richmond, Virginia

and

STATE CORPORATION COMMISSION
 BUREAU OF FINANCIAL INSTITUTIONS
Richmond, Virginia

Docket No.	11-031-WA/RB-BHC 11-031-WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of Community Bankers Trust Corporation, Glen Allen, Virginia (“CBT”), a registered bank holding company, and its subsidiary bank, Essex Bank, Tappahannock, Virginia (the “Bank”), a state-chartered bank that is a member of the Federal Reserve System, CBT, the Bank, the Federal Reserve Bank of Richmond (the “Reserve Bank”), and the State Corporation Commission Bureau of Financial Institutions (the “Bureau”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on April 21, 2011, CBT’s and the Bank’s boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing Alexander F. Dillard, Jr., to consent to this Agreement on behalf of CBT and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by CBT, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, CBT, the Bank, the Reserve Bank, and the Bureau agree as follows:

Source of Strength

1.           The board of directors of CBT shall take appropriate steps to fully utilize CBT’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure the Bank complies with this Agreement and any other supervisory action taken by the Bank’s federal or state regulators.

Board Oversight

2.           Within 60 days of this Agreement, the boards of directors of CBT and the Bank shall submit to the Reserve Bank and the Bureau a written plan to strengthen board oversight of the management and operations of the Bank.  The plan shall, at a minimum, address, consider, and include:

(a)           The actions the Bank’s board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, credit risk management, capital, and earnings;

(b)           means to improve communications throughout the organization with respect to strategic initiatives and corrective actions;

(c)           the responsibility of the Bank’s board of directors to clearly define all lines of responsibility within the organization;

(d)           the responsibility of the Bank’s board of directors to monitor management’s adherence to approved Bank policies and procedures, and to require management to document exceptions thereto;

(e)           enhanced reports to be regularly reviewed by CBT and the Bank’s board of directors and board committees in their oversight of the operations and management of the Bank, including information on the Bank’s loan portfolio, adversely classified assets, concentrations of credits, allowance for loan and lease losses (“ALLL”), capital, earnings, and tracking of remedial actions taken in response to examination and audit findings; and

(f)           measures to fully address the findings and recommendations of CBT and the Bank’s independent consultant regarding corporate governance and to strengthen CBT and the Bank’s board of directors.

Management Review and New Management

3.           Within 60 days of this Agreement, the boards of directors of CBT and the Bank shall submit a written management plan to the Reserve Bank and the Bureau that describes the specific actions that the boards of directors will take to strengthen the Bank’s management and to hire, as necessary, additional or replacement personnel and to address the findings and conclusions of the management review completed by an independent consultant.

4.           Within 60 days of the Agreement, the Bank shall employ a permanent full-time Chief Executive Officer and Chief Credit Officer with demonstrated, ability, experience, training, and other necessary qualifications required to perform present and anticipated duties.

Credit Risk Management

5.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to strengthen and maintain credit risk management practices.  The plan shall, at a minimum, address, consider, and include:

(a)           The responsibility of the board of directors to establish appropriate risk tolerance guidelines and risk limits;

(b)           establish loan policies and controls to ensure  they are adhered to;

(c)           periodic review and revision of risk exposure limits to address changes in market conditions;

(d)           specific steps to ensure timely and accurate identification and quantification of credit risk within the loan portfolio;

(e)           strategies to minimize credit losses and reduce the level of problem assets;

(f)           enhance stress testing of loan portfolio segments; and

(g)           measures to ensure accurate, detailed , and consistent problem loan and watch list reports;

(h)           procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1); and

(i)           ensure staffing levels and expertise, audit, and internal controls, policies and procedures, and management information systems, are sufficient to meet all requirements of the FDIC Loss Sharing Program, including, but not limited to, the timely filing of the Loss-Sharing Certificates.

Lending and Credit Administration

6.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written lending and credit administration program that shall, at a minimum, address, consider, and include:

(a)          Documented analysis of the borrower’s and guarantor’s repayment sources, credit worthiness, global cash flow, leverage, liquidity, and overall debt services ability;

(b)          types of financial and collateral information that must be obtained and the timing and frequency for receipt of such information;

(c)          standards for renewing, extending, or modifying existing loans;

(d)          ongoing assessment, independent inspection, and reporting of real estate development project status;

(e)          appropriate controls on loan draws, including, but not limited to, a description of the documents necessary to support the draw;

(f)          monitoring and reporting of exceptions to loan policies and procedures;

(g)          policies and procedures to minimize financial and document exceptions;

(h)          standards for the management of collateral including accurate and timely valuation of collateral;

(i)          procedures for initial underwriting and monitoring loan participations; and

(j)          develop comprehensive policies and procedures for the implementation of loan workout strategies.

Loan Review

7.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the ongoing review and grading of the Bank’s loan portfolio by a qualified independent party or by qualified staff  independent of the Bank’s lending function.  The program shall, at a minimum, address, consider, and include:

(a)          The scope and frequency of the loan review;

(b)          standards and criteria for assessing the credit quality of the loans;

(c)          application of loan grading standards and criteria to the loan portfolio; and

(d)          quarterly written reports to the board of directors  identifying the status of those loans adversely graded and the prospects for full collection or strengthening of the quality of any such loans.

Asset Improvement

8.           The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination of the Bank conducted by the Reserve Bank that commenced on July 2, 2010 (the “Report of Examination”) or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof.  The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying : (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis  indicating  the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes  the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and  the extension of credit or renewal will be repaid according to its terms.  The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information  used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review.  For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 215.2(n)).

9.           (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $1,000,000, including OREO, that: (i) is past due as to principal or interest more than  90 days as of the date of this Agreement; (ii) is on the Bank’s watch list or problem loan list; or (iii) was adversely classified in the Report of Examination.  In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b)           Within 30 days of the date that any additional loan or other asset in excess of $1,000,000, including OREO: (i) becomes past due as to principal or interest for more than 90 days; (ii) is on the Bank’s watch list or problem loan list; or (iii) is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to improve the Bank’s position on such loan or asset.

(c)           Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Bureau to update each asset improvement plan, to include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current watch list or problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.  The board of directors shall review the progress reports before submission to the Reserve Bank and the Bureau and shall document the review in the minutes of the board of directors’ meetings.

Allowance for Loan and Lease Losses

10.           (a)           Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off.  Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Bureau.

(b)           Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Bureau.  The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectibility.

(c)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the maintenance of an adequate ALLL.  The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate.  The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis.  Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions.  The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL.  During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

11.           Within 60 days of this Agreement, CBT and the Bank shall submit to the Reserve Bank and the Bureau an acceptable joint written plan to maintain sufficient capital at CBT on a consolidated basis, and the Bank as a separate legal entity on a stand-alone basis.  The plan shall, at a minimum, address, consider, and include:

(a)           CBT’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b)           the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c)           the adequacy of the Bank’s capital, taking into account the volume of classified assets, concentrations of credit, the adequacy of the ALLL, current and projected asset growth, projected retained earnings, and anticipated and contingency funding needs;

(d)           the source and timing of additional funds to fulfill CBT’s and the Bank’s future capital requirements; and

(e)           the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that CBT serve as a source of strength to the Bank.

12.           CBT and the Bank shall notify the Reserve Bank and the Bureau, in writing, no more than 30 days after the end of any calendar quarter in which any of CBT’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios.  Together with the notification, the CBT and the Bank shall submit an acceptable written plan that details the steps CBT or the Bank, as appropriate, will take to increase CBT’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Strategic Plan and Budget

13.           (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau a strategic plan to improve the Bank’s earnings and a budget for 2011.  The written plan and budget shall include, but not be limited to:

(i)           Identification of the major areas where, and means by which, the board of directors will seek to improve the Bank’s operating performance;

(ii)           a realistic and comprehensive budget for calendar year 2011, including income statement and balance sheet projections; and

(iii)           a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)           A strategic plan and budget for each calendar year subsequent to 2011 shall be submitted to the Reserve Bank and the Bureau at least 30 days prior to the beginning of that calendar year.

Dividends and Distributions

14.           (a)           The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and the Bureau.

(b)           CBT shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director, and the Bureau.

(c)           CBT shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Bureau.

(d)           CBT and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Bureau.

(e)           All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities.  All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution.  For requests to declare or pay dividends, CBT and the Bank, as appropriate, must also demonstrate the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323), and provisions of Section 6.2-869 of the Code of Virginia.

Debt and Stock Redemption

15.           (a)           CBT, and its nonbank subsidiaries, shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Bureau.  All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)           CBT shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Bureau.

Compliance with Laws and Regulations

16.           (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so the officer would assume a different senior executive officer position, the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b)           The Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

17.           Within 30 days after the end of each calendar quarter following the date of this Agreement, CBT and the Bank shall submit to the Reserve Bank and the Bureau joint written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Acceptable Plans, Policies, Procedures, and Programs

18.           (a)           The written plans, policies, procedures and programs, required by paragraphs 5, 6, 7, 9(a), 9(b), 10(c), 11, and 12 of this Agreement shall be submitted to the Reserve Bank and the Bureau for review and approval.  Acceptable plans, policies, procedures and programs shall be submitted within the time periods set forth in the Agreement.

(b)           Within 10 days of approval by the Reserve Bank and the Bureau, the Bank shall adopt the approved plans, policies, procedures and programs.  Upon adoption, the Bank shall promptly implement the approved plans, policies, procedures and programs and thereafter fully comply with them.

(c)           During the term of this Agreement, the approved plans, policies, procedures and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Bureau.

Communications

19.           All communications regarding this Agreement shall be sent to:

(a)	Eugene W. Johnson, Jr.
Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, Virginia  23261-7622

(b)	John M. Crockett
Deputy Commissioner
State Corporation Commission Bureau of Financial Institutions
P.O. Box 640
Richmond, Virginia 23218

(c)	Rex L. Smith, III
Chief Banking Officer
Community Bankers Trust Corporation.
Essex Bank
4235 Innslake Drive, Suite 200
Glen Allen, Virginia  23060

 Miscellaneous

20.           Notwithstanding any provision of this Agreement, the Reserve Bank and the Bureau may, in their sole discretion, grant written extensions of time to CBT and the Bank to comply with any provision of this Agreement.

21.           The provisions of this Agreement shall be binding upon CBT and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

22.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Bureau.

23.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Bureau, or any other federal or state agency from taking any other action affecting CBT and the Bank or any of their current or former institution-affiliated parties and their successors and assigns.

24.           Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).  This Agreement is enforceable by the Bureau under the Code of Virginia Chapter 8 (§6.2-800 et.seq.).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 21 day of April, 2011.

COMMUNITY BANKERS TRUST CORPORATION, ESSEX BANK		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/ Alexander F. Dillard, Jr.	By:	/s/ Eugene W. Johnson, Jr.
	Alexander F. Dillard, Jr.		Eugene W. Johnson, Jr.
	Chairman		Vice President

STATE CORPORATION COMMISSION BUREAU OF FINANCIAL INSTITUTIONS

By:	n/a	By:	/s/ John M. Crockett
John M. Crockett
Deputy Commissioner